Exhibit 23.2

HbK

Hill, Barth & King, LLC

Trianon Centre

3777 Tamiami Trail, North

Suite 200

Naples, Florida 34103

(239) 263-2111 PHONE

(239) 263-0496 fax

www.hbkcpa.com

May 19, 2005

Board of Directors and Stockholders of

Bancshares of Florida, Inc. and subsidiaries

1185 Immokalee Road

Naples, Florida 34110

In connection with the filing of the Registration Statement on Form S-3 of Bancshares of Florida, Inc. and pursuant to the Securities Act of 1933, this document will serve as authenticating, acknowledging and otherwise authorizing Bancshares of Florida, Inc. to use the signatures that appear in typed form on our Independent Auditors’ Consent Letter included within the electronic filing of Form S-3 of Bancshares of Florida, Inc.

Sincerely,

Hill, Barth & King LLC

Certified Public Accountants